UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2021

Dine Brands Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	DIN	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2021, Dine Brands Global, Inc. (the “Corporation”) announced that Vance Y. Chang, age 45, has been appointed as the Chief Financial Officer of the Corporation, effective June 14, 2021.

Mr. Chang has served as the Chief Financial Officer of Exer Urgent Care since 2019. From 2016 to 2019, Mr. Chang was the Chief Financial Officer for YogaWorks. From 2013 to 2016, Mr. Chang served as Head of Corporate Finance for Pressed Juicery.

Per the terms of Mr. Chang’s Employment Agreement with the Corporation, he will receive a compensation package consisting of the following: (1) an annual base salary of $500,000; (2) participation in the Corporation’s annual incentive plan with a target payout of 75% of base salary, including participation in the annual incentive plan for 2021 with no proration; and (3) participation in the Corporation’s long-term equity incentive award program, including a fiscal year 2021 grant with a value of $600,000, to be provided 34% in the form of stock options, 33% in restricted stock, and 33% in long-term cash incentives. In addition, Mr. Chang will receive a one-time special grant of restricted stock having a grant date value of $800,000. This special grant of restricted stock will vest 25% on each of the next four anniversaries of the grant date, assuming Mr. Chang remains continuously employed by the Corporation through each such vesting date. Mr. Chang will also be entitled to participate in standard health and other benefit plans and perquisites that may be extended generally to the most senior executive officers of the Corporation. Mr. Chang’s Employment Agreement provides for certain cash payments to be made to Mr. Chang in connection with qualifying terminations, including a cash payment equal to his base salary and annual bonus, or two times his base salary and annual bonus if the termination occurs within three months prior to or 24 months after a change in control. Additionally, in connection with a qualifying termination, Mr. Chang’s equity awards that are subject to service or time-based vesting and that would have vested during the 12 months following such termination will vest immediately, and his performance-based awards will vest on a prorated basis based on the portion of the service period elapsed prior to such termination, subject to the achievement of the applicable performance conditions. If the qualifying termination occurs within 3 months prior to or 24 months after a change in control, then all time-vested awards will accelerate in full and all performance-vested awards will convert to time-vested awards upon the change in control and accelerate in full upon termination.

On May 12, 2021, the Corporation also announced that Allison Hall, age 56, has been appointed as Senior Vice President, Chief Accounting Officer of the Corporation, effective June 14, 2021. Ms. Hall has served as the interim Chief Financial Officer of the Corporation since January 2021, and as Vice President and Corporate Controller of the Corporation since March 2019. Ms. Hall previously served as Assistant Controller of the Corporation from the start of her employment in 2007 until March 2019.

In connection with her appointment as Senior Vice President, Chief Accounting Officer, Ms. Hall will receive a base salary of $330,000 annually. Ms. Hall’s target bonus under the Corporation’s annual cash incentive plan will be 50% of her base salary. In addition, Ms. Hall will be eligible for participation in the Corporation’s long-term equity incentive award program and will be entitled to participate in standard health and other benefit plans and perquisites that may be extended generally to the most senior executive officers of the Corporation.

A copy of the Corporation’s press release announcing the appointment of Mr. Chang and the appointment of Ms. Hall is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release issued by the Corporation on May 12, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 12, 2021	DINE BRANDS GLOBAL, INC.

	By:	/s/ Christine K. Son
Christine K. Son Senior Vice President, Legal, General Counsel and Secretary